RALPH LAUREN MEDIA, LLC
DRAFT

UNAUDITED FINANCIAL STATEMENTS
FISCAL YEAR ENDED DECEMBER 28, 2002

RALPH LAUREN MEDIA, LLC

TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
UNAUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED
   DECEMBER 28, 2002:

   Balance Sheet                                                              1

   Statement of Operations                                                    2

   Statement of Partners' Capital                                             3

   Statement of Cash Flows                                                    4

   Notes to Financial Statements                                            5-12


RALPH LAUREN MEDIA, LLC

BALANCE SHEET
DECEMBER 28, 2002
(IN THOUSANDS)



                                                                         UNAUDITED
                                                                           2002
                                                                          ------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                               $4,656
  Inventory                                                                4,565
  Prepaid and other assets                                                    33
                                                                          ------
           Total current assets                                            9,254
PROPERTY AND EQUIPMENT - Net                                                 188
                                                                          ------
TOTAL ASSETS                                                              $9,442
                                                                          ======
LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable                                                        $2,752
  Accrued expenses and other                                               3,870
                                                                          ------
           Total current liabilities                                       6,622
PARTNERS' CAPITAL                                                          2,820
                                                                          ------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                                   $9,442
                                                                          ======


See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENT OF OPERATIONS
FISCAL YEAR ENDED DECEMBER 28, 2002
(IN THOUSANDS)


                                                                       UNAUDITED
                                                                         2002
                                                                       --------
NET SALES                                                              $ 21,389
COST OF GOODS SOLD                                                        8,493
                                                                       --------
           Gross profit                                                  12,896
                                                                       --------
OPERATING EXPENSES:
  General and administrative                                             17,193
                                                                       --------
           Total operating expenses                                      17,193
                                                                       --------
LOSS FROM OPERATIONS                                                     (4,297)
INTEREST INCOME                                                              25
                                                                       --------
NET LOSS                                                               $ (4,272)
                                                                       ========


See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENT OF PARTNERS' CAPITAL
FISCAL YEAR ENDED DECEMBER 28, 2002
(IN THOUSANDS) UNAUDITED


                                                 POLO
                                                RALPH           VALUEVISION          NATIONAL
                                               LAUREN              MEDIA,          BROADCASTING
                                             CORPORATION           INC.            COMPANY, INC.         TOTAL
                                             -----------           ----            -------------         -----
PARTNERS' CAPITAL, DECEMBER 29, 2001          $(21,153)          $ 39,114           $(16,928)          $  1,033
  Contribution of services                         815              5,244                 --              6,059
  Net loss                                      (2,136)              (534)            (1,602)            (4,272)
                                              --------           --------           --------           --------
PARTNERS' CAPITAL, DECEMBER 28, 2002          $(22,474)          $ 43,824           $(18,530)          $  2,820
                                              ========           ========           ========           ========


See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENT OF CASH FLOWS
FISCAL YEAR ENDED DECEMBER 28, 2002
(IN THOUSANDS)

                                                                                       UNAUDITED
                                                                                         2002
                                                                                       -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                             $(4,272)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation                                                                           592
    Services provided by Joint Venture Partners                                          6,059
    Other                                                                                   30
    Changes in assets and liabilities:
      Inventory                                                                          2,288
      Other assets                                                                       1,005
      Accounts payable                                                                  (7,336)
      Accrued expenses and other                                                         1,186
                                                                                       -------
           Net cash used in operating activities                                          (448)
                                                                                       -------
CASH FLOWS FROM INVESTING ACTIVITIES -                                                      --
                                                                                       -------
           Net cash used in investing activities                                            --
                                                                                       -------
CASH FLOWS FROM FINANCING ACTIVITIES -                                                      --
                                                                                       -------
           Net cash provided by financing activities                                        --
                                                                                       -------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                                 (448)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                           5,104
                                                                                       -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                               $ 4,656
                                                                                       =======


See notes to financial statements.

RALPH LAUREN MEDIA, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS
FISCAL YEAR ENDED DECEMBER 28, 2002
(IN THOUSANDS)


1.    BUSINESS AND ORGANIZATION

      Ralph Lauren Media, LLC (the "Company") was formed to bring the Polo American lifestyle experience to consumers via multiple media platforms, including the Internet, broadcast, cable and print. The Company's first initiative is the Polo.com website, which opened its virtual doors in November 2000. Polo.com offers an interactive shopping experience while creating a direct-to-customer upscale shopping environment online. Polo.com provides entertaining format and content that promotes the Polo brands.

      The Company was formed in February 2000, as a joint venture between Polo Ralph Lauren Corporation ("Polo"), National Broadcasting Company, Inc. ("NBC"), ValueVision International, Inc. (which changed its name to ValueVision Media, Inc. in May 2002) ("ValueVision"), NBC Internet, Inc. ("NBCi"), and CNBC.com LLC ("CNBC.com"). NBC, ValueVision, NBCi, and CNBC.com collectively form the "Media Partners." Under the 30-year joint venture agreement and the related operating agreement (together, the "Agreement"), the initial membership interest and sharing ratio in the Company ("Initial Interest") held by Polo, NBC, ValueVision, NBCi, CNBC.com was 50%, 25%, 12.5%, 10% and 2.5%, respectively, of Class A interests. In exchange for its 50% Initial Interest, Polo provides marketing through its annual print advertising campaign and through a Supply Agreement (the "Supply Agreement") makes its merchandise available at initial cost of inventory and handles excess inventory through its outlet stores. As detailed in Note 7, Polo provides the Company with accounting, legal and human resources services as well as facilities support. In fiscal 2000, NBC and CNBC.com agreed to contribute $100,000 and $10,000, respectively, of television and online advertising on NBC and CNBC.com properties in exchange for their Initial Interests of 25% and 2.5%, respectively. As of December 30, 2000 NBCi agreed to contribute $40,000 in online distribution and promotion. ValueVision agreed to contribute up to $50,000 in the form of cash funding, goods and/or services including a 10% profit margin on the cost of the goods and/or services (collectively "Value Vision's Contribution") for its respective Initial Interest. The Company's managing board has equal representation from Polo and the Media Partners.

      The membership interest's changed in fiscal year 2001, when a subsidiary of NBC obtained NBCi's and CNBC.com's percent of ownership in exchange for assuming both parties' commitments and responsibilities under the Agreement. NBC, through it subsidiary, currently has 37.5% ownership, and Value Vision International Inc. and Polo Ralph Lauren have ownership of 12.5% and 50%, respectively.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      FISCAL PERIOD - The Company's fiscal period ends on the Saturday nearest to December 31. All references to "fiscal 2002" represents the year ended December 28, 2002.

      ACCOUNTING FOR THE CAPITALIZATION OF THE COMPANY - The Company records in-kind contributions from the partners at the partners' carrying value on their financial statements at the time of contribution. ValueVision's cash contributions are recorded at the time of contribution. Polo's commitment to supply merchandise available at its initial cost and NBC's commitment to contribute advertising have no carrying value on the partners' books, and accordingly are recorded at zero value. (See Note 7.)

      CASH AND CASH EQUIVALENTS - Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

      INVENTORY - Inventory, which consists entirely of finished goods, is valued at the lower of cost or market as determined on an average cost basis. All risks of ownership of excess inventory, as defined by the supply agreement, are borne by Polo who reimburses the Company at cost for all saleable inventories returned.

      PROPERTY AND EQUIPMENT - Property and equipment is carried at cost, less accumulated depreciation and amortization. Computers and equipment and technology and website development are depreciated using the straight-line method over their estimated useful lives of up to 3 years. The Company uses a half year convention depreciating half a year, the year an asset is placed in service, and half a year in the last year of its useful life. Major additions and betterments are capitalized, and repairs and maintenance are charged to operations in the period incurred.

      REVENUE RECOGNITION - The Company recognizes revenue from e-commerce sales upon receipt of products by customers. Sales to individuals are paid for entirely with credit cards. Shipping and handling fees billed to customers are included in net sales and the related costs are included in cost of goods sold. Allowances for estimated returns are provided when sales are recorded. The Company's reserve for sales returns is approximately $585 at December 28, 2002.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to the short-term maturities of such items. Estimated fair value disclosures have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

      COMPREHENSIVE LOSS - Comprehensive loss was equal to the net loss during fiscal 2002.

      INCOME TAX - The Company is not considered a taxable entity for Federal income tax purposes and most state income tax purposes. The members report any taxable income or losses on their respective income tax returns. As a result, no tax benefits have been allocated to the Company for its losses for the period presented.

      SEGMENT REPORTING - The Company operates in a single operating segment -- the operation of interactive shopping on-line. Revenues from external customers are derived from merchandise sales. The Company does not rely on any major customers as a source of revenue.

3.    SIGNIFICANT RISKS AND UNCERTAINTIES

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates in the financial statements include inventory and reserves for uncollectible accounts and returns.

      CONCENTRATION OF CREDIT RISKS - The Company is potentially exposed to credit risk primarily due to cash deposits. The Company reduces this risk by depositing all of its funds with major banks and financial institutions and investing in high-quality instruments.

4.    PROPERTY AND EQUIPMENT

      Property and equipment, at cost, consists of the following at December 28, 2002:


                                       UNAUDITED
                                         2002
                                        ------
Computers and equipment                 $  532
Software                                   586
Technology website development           5,819
                                        ------
                                         6,937
Less accumulated depreciation            6,749
                                        ------
Property and equipment, net             $  188
                                        ======



      Depreciation and amortization expense amounted to approximately $592 for fiscal 2002.

5.    ACCRUED EXPENSES

      The Company's accrued expenses and other are made up of the following at December 28, 2002:


                                  UNAUDITED
                                    2002
                                   ------
Accrued employee costs             $  754
Accrued fulfillment costs             926
Accrued operations                    419
Reserve for sales returns             585
Other                               1,186
                                   ------
                                   $3,870
                                   ======



6.    PARTNERS' CAPITAL

      PARTNERS' CAPITAL - The Company records ValueVision's contribution at the time the cash or goods and/or services are contributed. The Company records contributions of services, for NBC and Polo, at the cost to the contributing partner. (See Note 7.) As of December 28, 2002, contributions made by NBC had no recorded value. Contributions of services by Polo had a value of $815 in fiscal 2002. With respect to Value Vision's contribution, the Company received goods and/or services of approximately $5,200 during fiscal 2002.

      The Company allocates profits and losses to the joint venture partners based upon each partner's proportionate share.

      OPTION GRANTS - In connection with the hiring of key executives, Polo has issued options for the purchase of Polo Ralph Lauren stock to certain executives of the Company. Polo granted 10,000 options on December 28, 2001 at an exercise price of $26.125 and 20,000 options on June 7, 2002, at an exercise price of $24.780 each of which represent the fair value of the stock on each date of issuance. In accordance with Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, the fair value of each award will amortize ratably into expense over the three year vesting period and in the current year the Company has recorded compensation expense of $83.

7.    RELATED PARTY TRANSACTIONS

      LICENSING - The Company entered into a license agreement with a wholly-owned subsidiary of Polo (the "License Agreement"). The terms of the License Agreement require the Company to pay a royalty on the sale of Polo products based on a specified percentage of net retail sales. The volume of net retail sales shall be reset to zero each year.

      The specified percentages are as follows (dollars in millions):

                      SALES VOLUME                 ROYALTY PERCENTAGE
                      ------------                 ------------------
                        $0 - $75                          0%
                       $75 - $200                         10
                      $200 - $250                         12
                       over $250                          15



      Royalties are due to Polo on a quarterly basis. Since the minimum threshold was not reached during fiscal 2002, no royalty expense has been recorded in the statement of operations.

      INVENTORY - Under the terms of the Agreement and the related Supply Agreement (as defined in Note 8), the Company has the right to purchase its inventory from Polo, its suppliers and its licensees at Polo's cost. In fiscal 2002, the Company purchased approximately 38% of its inventory from Polo and its suppliers, and the remaining 62% of the Company's inventory was purchased from Polo licensees. The Company relies on Polo and its relationship with its suppliers to achieve favorable inventory costs in accordance with the Agreement. If Polo were to terminate the Supply Agreement or be unable to continue its relationships with its suppliers there may be a material adverse effect to the Company and its cost of doing business. At least twice a year, Polo agrees to purchase from the Company at the Company's cost, all unsold Polo products that were purchased in accordance with the Agreement, subject to certain exclusions. At December 28, 2002, the Company had a payable due to Polo for inventory and other services of $2,294. This amount has been included in accounts payable on the balance sheet.

      ADVERTISING - Under the terms of the Agreement, NBC and affiliates will provide the Company with $110,000 of television and online advertising on its properties over a five year period. (See Note 9.) NBCi will provide the Company with $40,000 in online advertising over a five-year period. During fiscal 2002, NBC provided the Company with approximately $44,328 of discounted advertising time from the NBC property. The Company did not receive any discounted advertising from CNBC.com or NBCi during fiscal 2002.

      FULFILLMENT - The Company entered into an agreement on February 7, 2000 with ValueVision to perform its entire warehousing and order fulfillment and call center functions. (See Note 9.) For fiscal 2002, warehousing and order fulfillment expenses (inclusive of system expenses) totaled approximately $6,067 and call center expenses totaled approximately $1,750, of which $5,244 represented a capital contribution. These amounts were then reduced by the value of spot advertising inventory transferred by the Company (See Note 8) and are included in general and administrative expense in the statement of operations.

      ADMINISTRATIVE SERVICES - Polo provides the Company with administrative services in the way of payroll services, accounts payable services, office space and utilities, IT support and legal services from Polo's in-house legal counsel. The services Polo provided totaled approximately $815 for fiscal 2002 and are included in general and administrative expense and as a capital contribution in Polo's capital account. Polo pays the Company's payroll and operating expenses and is then reimbursed for all cash expenditures by the Company.

      EMPLOYEE BENEFITS - The Company currently does not maintain any of its own employee benefit plans, including, health, dental, short-term disability, long-term disability and 401(k). Polo administers these benefits and the Company's employees are permitted to participate. The Company recorded expenses of approximately $587 for these benefits for fiscal 2002.

8.    BARTER AGREEMENTS

      On March 1, 2002, the Company amended its supply agreement dated February 7, 2000 (the "Supply Agreement") between Polo and the Company. Pursuant to the amendment, the Company may assign and transfer television advertising spots having a total spot value of up to $7,000 in payment for inventory supplied by Polo having an equal cost to the Company under the Supply Agreement. The transferred spots must be running no later than the earlier of (i) 180 days after the Company uses all of its remaining spot inventory or (ii) July 31, 2004. The Company did not assign and transfer any television advertising spots in fiscal 2002.

      Also on March 1, 2002, the Company amended its agreement dated February 7, 2000 with Value Vision covering fulfillment services from Value Vision. The amendment called for the Company to assign and transfer a certain portion of its advertising spot inventory having a spot value of up to $2,100 to Value Vision in exhange for certain fulfillment services equal to $175 per month. The Company assigned and transferred $1,750 of its advertising spot inventory to Value Vision in fiscal 2002. Value Vision commenced providing services under this amendment immediately upon its execution. Under the amendment, Value Vision must use all assigned spots no later than December 31, 2004. At that time any unusued spots will be forfeited. All spots transferred shall promote Value Vision and/or the Company, its site and/or Polo Ralph Lauren Products.

9.    SUBSEQUENT EVENTS

      In 2003, the Company entered into an agreement to sell its inventory of unused television advertising spots to NBC for $15 million, which will be paid in three installments during fiscal 2003.

      In 2003, the Company and Value Vision agreed to terminate their previous fulfillment arrangement at a cost to the Company of $11 million. The Company has entered into a one-
     year agreement with Value Vision to continue providing fulfillment and call center operations while it explores its options for future fulfillment and call center operations.

                                     ******

RALPH LAUREN MEDIA, LLC

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS
Year Ended December 29, 2001 and
Period February 7, 2000 (Date of Inception) to
December 30, 2000

RALPH LAUREN MEDIA, LLC

TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----

INDEPENDENT AUDITORS' REPORT                                                                                      1

FINANCIAL STATEMENTS FOR THE YEAR ENDED
  DECEMBER 29, 2001 AND PERIOD FEBRUARY 7, 2000
  (DATE OF INCEPTION) TO DECEMBER 30, 2000:

  Balance Sheets                                                                                                  2

  Statements of Operations                                                                                        3

  Statement of Partners' Capital                                                                                  4

  Statements of Cash Flows                                                                                        5

  Notes to Financial Statements                                                                                 6-12


INDEPENDENT AUDITORS' REPORT


To the Members of Ralph Lauren Media, LLC

We have audited the accompanying balance sheets of Ralph Lauren Media, LLC (the "Company") as of December 29, 2001 and December 30, 2000, and the related statements of operations, partners' capital, and cash flows for the year ended December 29, 2001 and the period February 7, 2000 (date of inception) to December 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Ralph Lauren Media, LLC as of December 29, 2001 and December 30, 2000, and the results of its operations and its cash flows for the year ended December 29, 2001 and the period February 7, 2000 (date of inception) to December 30, 2000 in conformity with accounting principles generally accepted in the United States of America.



August 16, 2002

RALPH LAUREN MEDIA, LLC

BALANCE SHEETS
DECEMBER 29, 2001 AND DECEMBER 30, 2000
(IN THOUSANDS)


                                                           2001           2000
                                                         -------         -------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                              $ 5,104         $ 8,160
  Inventory                                                6,853           7,286
  Other assets                                             1,038             962
                                                         -------         -------
           Total current assets                           12,995          16,408
PROPERTY AND EQUIPMENT - Net                                 810           5,108
                                                         -------         -------
TOTAL ASSETS                                             $13,805         $21,516
                                                         =======         =======
LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable                                       $10,088         $ 6,949
  Accrued expenses and other                               2,684           7,274
                                                         -------         -------
           Total current liabilities                      12,772          14,223
PARTNERS' CAPITAL                                          1,033           7,293
                                                         -------         -------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                  $13,805         $21,516
                                                         =======         =======


See notes to financial statements.


RALPH LAUREN MEDIA, LLC

STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 29, 2001 AND
PERIOD FEBRUARY 7, 2000 (DATE OF INCEPTION) TO
DECEMBER 30, 2000
(IN THOUSANDS)



                                                        2001             2000
                                                      --------         --------
NET SALES                                             $ 15,641         $  1,991
COST OF GOODS SOLD                                       6,871              988
                                                      --------         --------
           Gross profit                                  8,770            1,003
                                                      --------         --------
OPERATING EXPENSES:
  General and administrative                            28,706           22,712
  Cost of discontinued software project                  3,964               --
                                                      --------         --------
           Total operating expenses                     32,670           22,712
                                                      --------         --------
LOSS FROM OPERATIONS                                   (23,900)         (21,709)
INTEREST INCOME                                             65              400
                                                      --------         --------
NET LOSS                                              $(23,835)        $(21,309)
                                                      ========         ========


See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENT OF PARTNERS' CAPITAL
YEAR ENDED DECEMBER 29, 2001 AND
PERIOD FEBRUARY 7, 2000 (DATE OF INCEPTION) TO DECEMBER 30, 2000
(IN THOUSANDS)


                                             POLO
                                             RALPH       VALUEVISION       NATIONAL
                                            LAUREN          MEDIA,       BROADCASTING
                                          CORPORATION        INC.        COMPANY, INC.     TOTAL
                                          -----------        ----        -------------     -----
PARTNERS' CAPITAL, FEBRUARY 7, 2000       $     --       $     --       $     --       $     --
  Cash contributions                            --         23,400             --         23,400
  Contribution of services                     500          4,702             --          5,202
  Net loss                                 (10,655)        (2,664)        (7,990)       (21,309)
                                          --------       --------       --------       --------

PARTNERS' CAPITAL, DECEMBER 30, 2000       (10,155)        25,438         (7,990)         7,293
  Cash contributions                            --          6,964             --          6,964
  Contribution of services                     920          9,691             --         10,611
  Net loss                                 (11,918)        (2,979)        (8,938)       (23,835)
                                          --------       --------       --------       --------
PARTNERS' CAPITAL, DECEMBER 29, 2001      $(21,153)      $ 39,114       $(16,928)      $  1,033
                                          ========       ========       ========       ========


See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 29, 2001 AND
PERIOD FEBRUARY 7, 2000 (DATE OF INCEPTION) TO
DECEMBER 30, 2000
(IN THOUSANDS)


                                                                                      2001          2000
                                                                                   --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                         $(23,835)      $(21,309)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation                                                                      5,118          1,524
    Services provided by Joint Venture Partners                                      10,611          5,202
    Other non-cash adjustments                                                          (62)           102
    Changes in assets and liabilities:
      Inventories                                                                       433         (7,286)
      Other assets                                                                      (14)        (1,064)
      Accounts payable                                                                3,139          6,949
      Accrued expenses and other                                                     (4,590)         7,274
                                                                                   --------       --------
           Net cash used in operating activities                                     (9,200)        (8,608)
                                                                                   --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES --
  Purchase of property and equipment                                                   (820)        (6,632)
                                                                                   --------       --------
           Net cash used in investing activities                                       (820)        (6,632)
                                                                                   --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES --
  Contributed capital                                                                 6,964         23,400
                                                                                   --------       --------
           Net cash provided by financing activities                                  6,964         23,400
                                                                                   --------       --------
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS                                 (3,056)         8,160
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                        8,160             --
                                                                                   --------       --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                           $  5,104       $  8,160
                                                                                   ========       ========


See notes to financial statements.

RALPH LAUREN MEDIA, LLC

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 29, 2001 AND PERIOD FEBRUARY 7, 2000 (DATE OF INCEPTION) TO DECEMBER 30, 2000 (IN THOUSANDS)


1.    BUSINESS AND ORGANIZATION

      Ralph Lauren Media, LLC (the "Company") was formed to bring the Polo American lifestyle experience to consumers via multiple media platforms, including the Internet, broadcast, cable and print. The Company's first initiative is the Polo.com website, which opened its virtual doors in November 2000. Polo.com offers an interactive shopping experience while creating a direct-to-customer upscale shopping environment online. Polo.com provides entertaining format and content that promotes the Polo brands.

      The Company was formed in February 2000, as a joint venture between Polo Ralph Lauren Corporation ("Polo"), National Broadcasting Company, Inc. ("NBC"), ValueVision International, Inc. (which changed its name to ValueVision Media, Inc. in May 2002) ("ValueVision"), NBC Internet, Inc. ("NBCi"), and CNBC.com LLC ("CNBC.com"). NBC, ValueVision, NBCi, and CNBC.com collectively form the "Media Partners." Under the 30-year joint venture agreement and the related operating agreement (together, the "Agreement"), the initial membership interest and sharing ratio in the Company ("Initial Interest") held by Polo, NBC, ValueVision, NBCi, CNBC.com was 50%, 25%, 12.5%, 10% and 2.5%, respectively, of Class A interests. In exchange for its 50% Initial Interest, Polo provides marketing through its annual print advertising campaign and through a Supply Agreement (the "Supply Agreement") makes its merchandise available at initial cost of inventory and handles excess inventory through its outlet stores. As detailed in Note 7, Polo provides the Company with accounting, legal and human resources services as well as facilities support. In fiscal 2000, NBC and CNBC.com agreed to contribute $100,000 and $10,000, respectively, of television and online advertising on NBC and CNBC.com properties in exchange for their Initial Interests of 25% and 2.5%, respectively. As of December 30, 2000 NBCi agreed to contribute $40,000 in online distribution and promotion. ValueVision agreed to contribute up to $50,000 in the form of cash funding, goods and/or services including a 10% profit margin on the cost of the goods and/or services (collectively "Value Vision's Contribution") for its respective Initial Interest. The Company's managing board has equal representation from Polo and the Media Partners.

      The membership interest's changed in fiscal year 2001, when a subsidiary of NBC obtained NBCi's and CNBC.com's percent of ownership in exchange for assuming both parties' commitments and responsibilities under the Agreement. NBC, through it subsidiary, currently has 37.5% ownership, and Value Vision International Inc. and Polo Ralph Lauren have ownership of 12.5% and 50%, respectively.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      FISCAL PERIOD - The Company's fiscal period ends on the Saturday nearest to December 31. All references to "fiscal 2001" represents the year ended December 29, 2001 and "fiscal 2000" represents the period from February 7, 2000 (date of inception) to December 30, 2000.

      ACCOUNTING FOR THE CAPITALIZATION OF THE COMPANY - The Company records in-kind contributions from the partners at the partners' carrying value on their financial statements at the time of contribution. ValueVision's cash contributions are recorded at the time of contribution. Polo's commitment to supply merchandise available at its initial cost and NBC's commitment to contribute advertising have no carrying value on the partners' books, and accordingly are recorded at zero value. (See Note 7.)

      CASH AND CASH EQUIVALENTS - Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

      INVENTORY - Inventory, which consists entirely of finished goods, is valued at the lower of cost or market as determined on an average cost basis. All risks of ownership of excess inventory, as defined by the supply agreement, are borne by Polo who reimburses the Company at cost for all saleable inventories returned.

      PROPERTY AND EQUIPMENT - Property and equipment is carried at cost, less accumulated depreciation and amortization. Computers and equipment are depreciated using the straight-line method over their estimated useful lives of 8 months to 3 years. The Company uses a half-year convention depreciating half a year the year an asset is placed in service and half a year in the last year of its useful life. Major additions and betterments are capitalized, and repairs and maintenance are charged to operations in the period incurred.

      TECHNOLOGY AND WEBSITE DEVELOPMENT - The Company develops its website through use of internal and external resources. External costs incurred in connection with development of the website, prior to technological feasibility, are expensed when incurred. Costs incurred subsequent to technological feasibility through the period of the site availability are capitalized. In fiscal 2000, development costs capitalized prior to the launch of Polo.com were approximately $5,600 and are included in property and equipment on the balance sheet. Approximately $5,000 of these costs are being amortized over the expected life of the current website of eight months. The remaining development costs are being amortized using the straight-line method over their estimated useful life of 3 years. (See
      Note 3.) During fiscal 2000, the Company agreed to reimburse Value Vision for one-half of the cost of a software project. During fiscal 2001, based on the revised business plan and the determination of a more cost-effective approach, the Company discontinued its support for the project. Its share of the total cost of the project at the time it discontinued its support was $3,964. This amount has been expensed in fiscal 2001 and is shown as cost of discontinued software project on the statement of operations.

      REVENUE RECOGNITION - The Company recognizes revenue from e-commerce sales upon the customer receipt of products. Shipping and handling fees billed to customers are included in net sales and the related costs are included in cost of goods sold. Sales to individuals are paid for entirely with credit cards. Allowances for estimated uncollectible accounts and returns are provided when sales are recorded. The Company's reserve for returns and for doubtful accounts are approximately $681 and $40 for fiscal 2001 and $300 and $102 for fiscal 2000, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to the short-term maturities of such items. Estimated fair value disclosures have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

      COMPREHENSIVE LOSS - Comprehensive loss was equal to the net loss during fiscal 2001 and fiscal 2000.

      INCOME TAX - The Company is not considered a taxable entity for Federal income tax purposes and most state income tax purposes. The members report any taxable income or losses on their respective income tax returns. As a result, no tax benefits have been allocated to the Company for its losses for the period presented.

      RECLASSIFICATIONS -- For comparative purposes, certain prior period amounts have been reclassified to conform to the current period's presentation.

      SEGMENT REPORTING -- The Company operates in a single operating segment -- the operation of interactive shopping on-line. Revenues from external customers are derived from merchandise sales. The Company does not rely on any major customers as a source of revenue.

      NEW ACCOUNTING STANDARDS - In July 2001, the Financial Accounting Standards Board, or "FASB", issued Statement of Financial Accounting Standards, or SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. In addition to requiring the use of the purchase method for all business combinations, SFAS No. 141 requires intangible assets that meet certain criteria to be recognized as assets apart from goodwill. SFAS No. 142 addresses accounting and reporting standards for acquired goodwill and other intangible assets and generally, requires that goodwill and indefinite life intangible assets no longer be amortized but be tested for impairment annually. Intangible assets that have finite lives will continue to be amortized over their useful lives. The Company has determined that the adoption of these Statements will not have an impact on the financial statements.

      In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective in fiscal year 2003. The Company has determined that the adoption of this Statement will not have an impact on the financial statements.

      In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. SFAS No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. However, this Statement retains the fundamental provisions of Statement 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and
      (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 is effective in fiscal year 2002. The Company has determined that the adoption of this Statement will not have an impact on the financial statements.

      In April 2002, the FASB issued SFAS No. 145, Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. In addition to amending and rescinding other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, SFAS No. 145 precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. SFAS No. 145 is effective in fiscal 2003. The Company does not expect the adoption of this Statement to have a material impact on the results of operations or financial position.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of this Statement to have a material effect on the results of operations or financial position.

3.    SIGNIFICANT RISKS AND UNCERTAINTIES

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates in the financial statements include inventory and reserves for uncollectible accounts and returns.

      CONCENTRATION OF CREDIT RISKS - The Company is potentially exposed to credit risk primarily due to cash deposits. The Company reduces this risk by depositing all of its funds with major banks and financial institutions and investing in high-quality instruments.

4.    PROPERTY AND EQUIPMENT

      Property and equipment, at cost, consists of the following at December 29, 2001 and December 30, 2000, respectively:


                                           2001        2000
                                          ------      ------
      Computers and equipment             $1,047      $  839
      Software                               586         186
      Technology website development       5,819       5,607
                                          ------      ------
                                           7,452       6,632
      Less accumulated depreciation        6,642       1,524
                                          ------      ------
      Property and equipment, net         $  810      $5,108
                                          ======      ======



      In fiscal 2000, website development costs of $5,000 are being amortized over their expected useful life of eight months (November 2000 to June
      2001). Depreciation and amortization expense amounted to approximately $5,118 and $1,524 for fiscal 2001 and fiscal 2000, respectively.

5.    ACCRUED EXPENSES

      The Company's accrued expenses and other are made up of the following at December 29, 2001 and December 30, 2000, respectively:

                                        2001        2000
                                       ------      ------
      Accrued employee costs           $  905      $1,136
      Accrued website maintenance          98       1,998
      Accrued product shoots              400       1,048
      Accrued website marketing            97       1,455
      Reserve for sales returns           681         300
      Other                               503       1,337
                                       ------      ------
                                       $2,684      $7,274
                                       ======      ======


6.    PARTNERS' CAPITAL

      PARTNERS' CAPITAL - The Company records ValueVision's contribution at the time the cash or goods and/or services are contributed. The Company records contributions of services, for NBC and Polo, at the cost to the contributing partner. (See Note 7.) As of December 29, 2001 and December 30, 2000, contributions made by NBC had no recorded value. Contributions of services by Polo had a value of $920 in fiscal 2001 and $500 in fiscal 2000. With respect to Value Vision's contribution, the Company received cash and goods and/or services of approximately $7,000 and $9,700 during fiscal 2001 and $23,400 and $4,700 during fiscal 2000.

      The Company allocates profits and losses to the joint venture partners based upon each partner's proportionate share.

      EQUITY GRANTS - In connection with the Company's hiring of key executives in fiscal 2000, the managing board authorized the grant of Class B interests to share in 3% of the Joint Venture's profits and Class C interests to share in 7% of the Joint Venture's profits. These interests are subordinate to the Class A interests held by the joint venture partners until the Company has an aggregate return greater than $400,000. At December 30, 2000, the Class B interests have been granted in their entirety to one key executive and no Class C interests have been issued. The Company has recorded the issuance of the Class B interests in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Class B interests were issued at their fair market value so no compensation expense has been recorded by the Company. In accordance with Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, the Class B interests have a fair market value of $0. Accordingly, there is no pro forma compensation expense and no pro forma operating results are presented. During fiscal 2001 there were no grants made of Class B interests. With respect to the interests granted in fiscal 2000, the executive to whom the grant was made left the employ of the Company. (See Note 8) As a result, the interests granted to the executive were forfeited and reverted back to the Company. At December 29, 2001, there were no outstanding grants of Class B interests.

7.    RELATED PARTY TRANSACTIONS

      LICENSING - In connection with the formation of the Joint Venture, the Company entered into a license agreement with a wholly-owned subsidiary of Polo (the "License Agreement"). The terms of the License Agreement require the Company to pay a royalty on the sale of Polo products based on a specified percentage of net retail sales. The volume of net retail sales shall be reset to zero each year.

      The specified percentages are as follows (dollars in millions):



           SALES VOLUME       ROYALTY PERCENTAGE
           ------------       ------------------
            $0 - $75                 0 %
           $75 - $200               10
          $200 - $250               12
           over $250                15



      Royalties are due to Polo on a quarterly basis. Since the minimum threshold was not reached during fiscal 2001 and fiscal 2000, no royalty expense has been recorded in the statement of operations for the period ended December 29, 2001 and December 30, 2000, respectively.

      INVENTORY - Under the terms of the Agreement and the related Supply Agreement (as defined in Note 8), the Company has the right to purchase its inventory from Polo, its suppliers and its licensees at Polo's cost. In fiscal 2001 and fiscal 2000, the Company purchased approximately 58% and 60%, respectively, of its inventory from Polo and its suppliers, and the remaining 42% and 40% of the Company's inventory was purchased from Polo licensees. The Company relies on Polo and its relationship with its suppliers to achieve favorable inventory costs in accordance with the Agreement. If Polo were to terminate the Supply Agreement or be unable to continue its relationships with its suppliers there may be a material adverse effect to the Company and its cost of doing business. At least twice a year, Polo agrees to purchase from the Company at the Company's cost, all unsold Polo products that were purchased in accordance with the Agreement, subject to certain exclusions. At December 29, 2001 and December 30, 2000, the Company had a payable due to Polo for inventory and other services of $9,520 and $6,586, respectively. These amounts are included in accounts payable on the balance sheet.

      LOAN TO KEY EXECUTIVE - On April 3, 2000, the Company made a loan to a key executive of $500. As of September 26, 2001, the key executive who received the loan became an employee of Polo Ralph Lauren Corporation. The loan was transferred to Polo Ralph Lauren Corporation effective with the executives's employment. The Company was reimbursed for this loan by Polo Ralph Lauren.

      ADVERTISING - Under the terms of the Agreement, NBC will provide the Company with $110,000 of television and online advertising on its properties over a five-year period. NBCi will provide the Company with $40,000 in online advertising over a five-year period. During fiscal 2001 and 2000, NBC provided the Company with approximately $30,900 and $12,800 of discounted advertising time from the NBC property, and approximately $1,800 and $800 from the CNBC.com property. The Company also received approximately $7,300 and $1,000 in advertising online from NBCi for the year ended December 29, 2001 and December 30, 2000.

      FULFILLMENT - The Company entered into an agreement on February 7, 2000 with ValueVision to perform its entire warehousing and order fulfillment and call center functions. For fiscal 2001 and fiscal 2000, warehousing and order fulfillment expenses (inclusive of system expenses) totaled approximately $7,600 and $5,000 and call center expenses totaled approximately $2,000 and $1,100. These amounts are included in fulfillment expense in the statement of operations.

      ADMINISTRATIVE SERVICES - Polo provides the Company with administrative services in the way of payroll services, accounts payable services, office space and utilities, IT support and legal services from Polo's in-house legal counsel. The services Polo provided totaled approximately $920 and $500 for fiscal 2001 and fiscal 2000, respectively, and are included in general and administrative expense and as a capital contribution in Polo's capital account. Polo pays the Company's payroll and operating expenses and is then reimbursed for all cash expenditures by the Company.

      EMPLOYEE BENEFITS - The Company currently does not maintain any of its own employee benefit plans, including, health, dental, short-term disability, long-term disability and 401(k). Polo administers these benefits and the Company's employees are permitted to participate. The Company recorded expenses of approximately $679 and $508 for these benefits for fiscal 2001 and fiscal 2000, respectively.

8.    SUBSEQUENT EVENTS

      On March 1, 2002, the Company amended its supply agreement dated February 7, 2000 (the "Supply Agreement") between Polo and the Company. Pursuant to the amendment, the Company may assign and transfer television advertising spots having a total spot value of up to $7,000 in payment for inventory supplied by Polo having an equal cost to the Company under the Supply Agreement. The transferred spots must be running no later than the earlier of (i) 180 days after the Company uses all of its remaining spot inventory or (ii) July 31, 2004. The Company has not commenced the assignment and transfer of television advertising spots.

      Also on March 1, 2002, the Company amended its agreement dated February 7, 2000 with Value Vision covering fulfillment services from Value Vision. The amendment calls for the Company to assign and transfer a certain portion of its advertising spot inventory having a spot value of up to $2,100 to Value Vision in exhange for certain fulfillment services equal to $175 per month. Value Vision commenced providing services under this amendment immediately upon its execution. Under the amendment, Value Vision must use all assigned spots no later than December 31, 2004. At that time any unusued spots will be forfeited. All spots transferred shall promote Value Vision and/or the Company, its site and/or Polo Ralph Lauren Products.

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